As filed with the Securities and Exchange Commission on August 11th, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	75-1047710
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Throckmorton Street, Suite 1800 Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

RadioShack Investment Plan

(Full title of the plan)

Mark C. Hill

Senior Vice President – Chief Administrative Officer,

Secretary and General Counsel

RadioShack Corporation

100 Throckmorton Street

Suite 1900

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 415-3700

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered [1]	Proposed maximum offering price per share	Proposed maximum aggregate offering price [2]	Amount of registration fee [2]
Common Stock, par value $1.00 per share	10,000,000	$26.46	$264,600,000	$33,524.82
Preferred Share Purchase Rights [3]	10,000,000	N/A	N/A	N/A

(1)	If, prior to the completion of the distribution of the common stock covered by this Registration Statement, additional shares of common stock are issued or issuable as a result of a stock split or stock dividend, this Registration Statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416 under the Securities Act.

(2)	Calculated based upon the average of the high and low sale prices as reported by the New York Stock Exchange and published in the Wall Street Journal as of a date within five (5) business days prior to the date of filing this Registration Statement in accordance with Rule 457(c) under the Securities Act.

(3)	Represents corresponding right to purchase shares of RadioShack Series A Junior Participating Preferred Stock, no par value, pursuant to an Amended and Restated Rights Agreement dated July 26, 1999 between RadioShack Corporation and Bank Boston, N.A. now known as EquiServe Trust Company, N.A. The Company will issue one right to purchase one share of its series A Junior Participating Preferred Stock on each share of common stock being registered. The rights initially are attached to and trade with shares of the Company’s common stock being registered. Value attributable to these rights, if any, is reflected in the market price of the Company’s common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

RadioShack Corporation (the “Company”) hereby incorporates by reference the following documents filed with the Securities and Exchange Commission (the “Commission”) under Section 13 or 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 1-5571):

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 12, 2004;

(2)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the Commission on May 7, 2004; and

(3)	The description of the Company’s common stock and preferred stock purchase rights, which are contained in the Registration Statement on Form 8-B, dated February 26, 1968, the Registration Statement on Form 8-A, dated August 26, 1986, Amendment No. 1 on Form 8-A to the Registration Statement on Form 8-A, dated July 11, 1988, Amendment No. 2 on Form 8-A to the Registration Statement on Form 8-A, dated June 27, 1990 and Amendment No. 3 on Form 8-A to the Registration Statement on Form 8-A, dated August 10, 1999 filed with the Commission, as updated in any amendment or report filed for such purpose.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

An opinion concerning the validity of the issuance of shares of common stock has been passed upon for the Company by Mark C. Hill, Senior Vice President – Chief Administrative Officer, Secretary and General Counsel of the Company. Mr. Hill beneficially owns, or has rights to acquire under employee benefit plans, an aggregate of less than 1% of shares of common stock of the Company.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants corporations the power to indemnify directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (as amended, the “Securities Act”). Article XIV of the Company’s Bylaws, as amended and restated, provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Section 145 of the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the DGCL and the foregoing bylaw provision or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company carries directors’ and officers’ liability insurance policies under which all of the directors and executive officers of the Company are insured against loss imposed upon them with respect to their legal liability for breach of their duty to the Company. Excluded from coverage under said policy are fines and penalties imposed by law upon such directors and officers or other matters which may be deemed uninsurable such as material acts of active and deliberate dishonesty committed by the insureds with actual dishonest purpose and intent.

The foregoing summaries are necessarily subject to the complete text of the statutes and documents referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Certificate of Amendment of Restated Certificate of Incorporation dated May 18, 2000 (filed as Exhibit 3a to RadioShack’s Form 10-Q filed August 11, 2000 for the fiscal quarter ended June 30, 2000).

4.2	Restated Certificate of Incorporation of RadioShack Corporation dated July 26, 1999 (filed as Exhibit 3a(i) to RadioShack’s Form 10-Q filed August 11, 1999 for the fiscal quarter ended June 30, 1999).

4.3	Amended Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of RadioShack Corporation dated July 26, 1999 (filed as Exhibit 3a(iii) to RadioShack’s Form 10-Q filed on August 11, 1999 for the fiscal quarter ended June 30, 1999 and incorporated herein by reference).

4.4	RadioShack Corporation Bylaws, amended and restated as of October 17, 2003 (filed as Exhibit 3b to RadioShack’s Form 10-Q filed on November 12, 2003 for the fiscal quarter ended September 30, 2003 and incorporated herein by reference).

4.5	Amended and Restated Rights Agreement dated as of July 26, 1999 (filed as Exhibit 4a to RadioShack’s Form 10-Q filed on August 11, 1999 for the fiscal quarter ended June 30, 1999 and incorporated herein by reference).

4.6*	RadioShack Investment Plan.

5.1*	Legal opinion, including consent, of Mark C. Hill, Esq., regarding legality of common stock being offered.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Mark C. Hill, Esq. (included in legal opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (incorporated in the signature page of this Registration Statement).

*	Each document marked with an asterisk is filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 11th day of August, 2004.

RADIOSHACK CORPORATION

By:	/s/ LEONARD H. ROBERTS
Leonard H. Roberts Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned officers and directors of RadioShack Corporation, a Delaware Corporation, do hereby constitute and appoint Leonard H. Roberts and David P. Johnson, and either of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part of or in connection with such registration statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the 11th day of August, 2004.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 11th day of August, 2004.

Signature	Title

/s/ LEONARD H. ROBERTS Leonard H. Roberts	Chairman of the Board, Director and Chief Executive Officer

/s/ DAVID P. JOHNSON David P. Johnson	Senior Vice President, Acting Chief Financial Officer and Controller

/s/ FRANK J. BELATTI Frank J. Belatti	Director

/s/ RONALD E. ELMQUIST Ronald E. Elmquist	Director

/s/ ROBERT S. FALCONE Robert S. Falcone	Director

/s/ DANIEL R. FEEHAN Daniel R. Feehan	Director

/s/ RICHARD J. HERNANDEZ Richard J. Hernandez	Director

/s/ LAWRENCE V. JACKSON Lawrence V. Jackson	Director

/s/ ROBERT J. KAMERSCHEN Robert J. Kamerschen	Director

/s/ H. EUGENE LOCKHART H. Eugene Lockhart	Director

/s/ JACK L. MESSMAN Jack L. Messman	Director

/s/ WILLIAM G. MORTON William G. Morton	Director

/s/ THOMAS G. PLASKETT Thomas G. Plaskett	Director

/s/ EDWINA D. WOODBURY Edwina D. Woodbury	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Amendment of Restated Certificate of Incorporation dated May 18, 2000 (filed as Exhibit 3a to RadioShack’s Form 10-Q filed August 11, 2000 for the fiscal quarter ended June 30, 2000).

4.2	Restated Certificate of Incorporation of RadioShack Corporation dated July 26, 1999 (filed as Exhibit 3a(i) to RadioShack’s Form 10-Q filed August 11, 1999 for the fiscal quarter ended June 30, 1999).

4.3	Amended Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of RadioShack Corporation dated July 26, 1999 (filed as Exhibit 3a(iii) to RadioShack’s Form 10-Q filed on August 11, 1999 for the fiscal quarter ended June 30, 1999 and incorporated herein by reference).

4.4	RadioShack Corporation Bylaws, amended and restated as of October 17, 2003 (filed as Exhibit 3b to RadioShack’s Form 10-Q filed on November 12, 2003 for the fiscal quarter ended September 30, 2003 and incorporated herein by reference).

4.5	Amended and Restated Rights Agreement dated as of July 26, 1999 (filed as Exhibit 4a to RadioShack’s Form 10-Q filed on August 11, 1999 for the fiscal quarter ended June 30, 1999 and incorporated herein by reference).

4.6*	RadioShack Investment Plan.

5.1*	Legal opinion, including consent, of Mark C. Hill, Esq., regarding legality of common stock being offered.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Mark C. Hill, Esq. (included in legal opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (incorporated in the signature page of this Registration Statement).

*	Each document marked with an asterisk is filed herewith.